EXHIBIT 99.1

NEWS RELEASE

NORTH AMERICAN GALVANIZING & COATINGS, INC.
5314 South Yale Avenue, Suite 1000   Tulsa, OK 74135
(918) 494-0964    Fax: (918) 494-3999

FOR IMMEDIATE RELEASE  Contact: Beth B. Hood       Phone: (918) 524-1512

North American Galvanizing & Coatings, Inc.
Switches to The Nasdaq Stock Market

Added to Russell Microcap Index

Tulsa, Oklahoma, July 19, 2007 – North American Galvanizing & Coatings, Inc. (AMEX: NGA) announced today that its Board of Directors has approved the decision to switch the listing of its common stock from the American Stock Exchange to the NASDAQ Stock Market LLC®.  The recent SEC decision to allow portability of stock symbols will allow the company to continue to trade under the symbol NGA.  Trading on the NASDAQ will become effective August 2, 2007.

“This decision was reached after careful consideration of capital market alternatives and analysis of the electronic market model, which provides added visibility to our investors,” said Ronald J. Evans, President & CEO of North American Galvanizing & Coatings, Inc.  “We believe that NASDAQ’s electronic multiple market maker structure will provide our company with enhanced exposure and liquidity, while at the same time providing investors with the best prices, the fastest execution, and the lowest cost per trade.”

The company also reported today it has been added to the Russell Microcap®  Index after the Russell Investment Group reconstituted its comprehensive set of U.S. and global equity indexes on June 22.  The annual reconstitution of Russell Indexes captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization.  The Russell Microcap comprises the lower half of the 4,000 stocks.  Russell Indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.

“We are pleased with our inclusion in this index,” said Ronald J. Evans.  “Russell is an industry leader for stock indexes, and we hope our inclusion will generate greater interest in our stock at an institutional investor level.”

North American Galvanizing is a leading provider of hot-dip galvanizing and coatings for corrosion protection of fabricated steel products. The Company conducts its galvanizing and coating business through a network of plants located in Canton, Ohio; Denver, Hurst (Dallas/Forth Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot-dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. Our home page is: www.nagalv.com.

Cautionary Statement. This press release may contain "forward-looking statements" as defined under U.S. securities laws, including, but not limited to, statements concerning the Company’s beliefs and expectations of future performance. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from such forward-looking statements and management's present expectations or projections. These risks and uncertainties include the risk factors described in the Company's SEC filings including the Company's Annual Report on Form 10- K filed with the Securities and Exchange Commission on February 14, 2007.  These forward-looking statements are made as of the date of this press release.  The Company assumes no obligation to update or revise these statements or to provide reasons why actual results may differ.